Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 of our report dated September 3, 2009, except as to the stock split described in Note 17 which is as of November 19, 2009, relating to the financial statements and financial statement schedule of Global Defense Technology & Systems, Inc. (Successor or the Company), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, VA

November 19, 2009